[PALATIN LOGO OMITTED]

PALATIN TECHNOLOGIES, INC.
103 Carnegie Center, Suite 200
Princeton, New Jersey 08540

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE	Tuesday, November 27, 2001

TIME	9:30 a.m., Eastern time

PLACE	Palatin's executive offices, 103 Carnegie Center, Suite 200, Princeton, New Jersey 08540

RECORD DATE	October 24, 2001

ITEMS OF BUSINESS	(1) election of directors;
(2)   ratification of appointment of our independent public accountants for the fiscal year ending June 30, 2002; and
(3) any other matters properly brought before the meeting.

STOCKHOLDER LIST	A list of all stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours for 10 days before the meeting, at our executive offices, 103 Carnegie Center, Suite 200, Princeton, New Jersey 08540.

ANNUAL REPORT	A copy of our annual report on Form 10-K for the year ended report June 30, 2001 accompanies this notice.

By order of the board of directors,

Stephen T. Wills, Secretary
October 24, 2001

PALATIN TECHNOLOGIES, INC.

ANNUAL MEETING 2001

Notice of Meeting	1

Voting Procedures and Solicitation	3

Compensation Committee Interlocks and Insider Participation in Compensation Decisions	15

Compensation Committee Report	15

Stock Performance Graph	18

Stock Ownership Information		18
	Section 16(a) Beneficial Ownership Reporting Compliance	18
	Beneficial Ownership of Management and Others	19

Certain Relationships and Related Transactions	23

Other Items of Business	23

Stockholder Proposals For Next Annual Meeting	23

Annual Report on Form 10-K	24

Information Incorporated By Reference	24

Appendix: Audit Committee Charter	25

PROXY STATEMENT, PAGE 2

PALATIN TECHNOLOGIES, INC.
ANNUAL MEETING 2001
PROXY STATEMENT

VOTING PROCEDURES AND SOLICITATION

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the meeting, please complete and return the enclosed proxy card. Your prompt voting may save us the expense of following up with a second mailing. We began sending out these proxy materials on approximately October 25, 2001.

METHODS OF VOTING

You may vote by signing and returning the enclosed proxy card, or by voting in person at the meeting. If you send in a proxy card, and also attend the meeting in person, the proxy holders will vote your shares as you instructed on your proxy card, unless you inform the Secretary at the meeting that you wish to vote in person.

REVOKING A PROXY

You may revoke your proxy by:

•	signing and returning another proxy card at a later date;

•	sending written notice of revocation to the Secretary at our executive offices, 103 Carnegie Center, Suite 200, Princeton, New Jersey 08540; or

•	informing the Secretary and voting in person at the meeting.

To be effective, a later-dated proxy or written revocation must arrive at our corporate offices before the start of the meeting.

PROXY SOLICITATION

We are soliciting the enclosed proxy card on behalf of the board of directors, and we will pay all costs of preparing, assembling and mailing the proxy materials. In addition to mailing out proxy materials, our officers and employees may solicit proxies by telephone or fax. We have requested brokers, banks and other fiduciaries to forward proxy materials to the beneficial owners of our stock.

PROXY STATEMENT, PAGE 3

HOW PROXY CARDS ARE VOTED

The proxy holders named on the proxy card are Carl Spana, Ph.D., president, chief executive officer and director, and Stephen T. Wills, executive vice president, chief financial officer, secretary and treasurer. The proxy holders will vote shares according to the stockholder’s instructions on the proxy card. If a signed proxy card does not contain instructions, then the proxy holders will vote the shares FOR the election of the director nominees listed on the card; FOR ratifying the appointment of Arthur Andersen LLP as our independent public accountants for the fiscal year ending June 30, 2002; and in their discretion on any other business which may properly come before the meeting.

QUORUM AND VOTES REQUIRED

A majority of the votes of outstanding shares of common stock and Series A preferred stock, represented at the meeting in person or by proxy, constitutes a quorum. Abstentions and broker non-votes will count towards the quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item, and has not received instructions from the beneficial owner. Common stock and Series A preferred stock will vote together as one class on the three items of business listed on the proxy card.

•	Directors are elected by a plurality of votes cast, so the seven nominees receiving the most votes will be elected. Stockholders who do not wish to vote for one or more of the individual nominees may withhold authority in the space provided on the proxy card. Abstentions and broker non-votes will count neither for nor against election.

•	Ratifying the appointment of the independent public accountants for the fiscal year ending June 30, 2002 requires a majority of the votes cast. Abstentions and broker non-votes will count neither for nor against ratification.

VOTING RIGHTS, SHARES OUTSTANDING AND VOTES PER SHARE

Holders of common stock and of Series A preferred stock at the close of business on the record date of October 24, 2001, are entitled to vote at the meeting.

Common stock:	11,199,611 shares outstanding, one vote per share

Series A preferred stock:	29,317 shares outstanding, 21.41 votes per share

PROXY STATEMENT, PAGE 4

ITEM ONE:  ELECTION OF DIRECTORS

        We recommend voting FOR the seven nominees listed on the proxy card. At the meeting, the seven nominees who receive the most votes will be elected as directors to serve until the next annual meeting, or until their successors are elected and qualified. Each of the nominees is currently a director, except for Perry B. Molinoff, M.D., who is our Executive Vice President of Research and Development. If any of the nominees should become unavailable to serve on the board, the proxy holders will vote your shares for a board-approved substitute, or the board may reduce the number of directors.

THE NOMINEES

Name	Age	Position with Palatin

Carl Spana, Ph.D.	39	President, chief executive officer and director

John K.A. Prendergast, Ph.D. (2)	47	Director, chairman of the board of directors

Robert K. deVeer, Jr. (1) (2)	55	Director

Kevin S. Flannery (1) (2)	56	Director

Zola P. Horovitz, Ph.D. (2)	67	Director

Robert I. Taber, Ph.D. (1)	61	Director

Perry B. Molinoff, M.D.	61	Executive vice president of research and development

_________________________________

(1)	Member of the audit committee.
(2)	Member of the compensation committee.

        CARL SPANA, Ph.D., co-founder of Palatin, has been our president and chief executive officer since June 14, 2000. He has been a director of Palatin since June 1996 and has been a director of our wholly-owned subsidiary, RhoMed Incorporated, since July 1995. From June 1996 through June 14, 2000, Dr. Spana served as an executive vice president and our chief technology officer. From June 1993 to June 1996, Dr. Spana was vice president of Paramount Capital Investments, LLC, a biotechnology and biopharmaceutical merchant banking firm, and of The Castle Group Ltd., a medical venture capital firm. At Paramount Capital Investments and at Castle Group, Dr. Spana was responsible for discovering, evaluating, and commercializing biotechnologies. Through his work at Paramount Capital Investments and Castle Group, Dr. Spana co-founded and acquired several private biotechnology firms. From July 1991 to June 1993, Dr. Spana was a Research Associate at Bristol-Myers Squibb, a publicly traded pharmaceutical company, where he was involved in scientific research in the field of

PROXY STATEMENT, PAGE 5

immunology. Dr. Spana is a director of AVAX Technologies, Inc., a publicly traded medical technology company. Dr. Spana received his Ph.D. in molecular biology from The Johns Hopkins University and his B.S. in biochemistry from Rutgers University.

        JOHN K. A. PRENDERGAST, Ph.D., co-founder of Palatin, has been chairman of the board since June 14, 2000, and a director since August 1996. Dr. Prendergast has served as president and principal of Summercloud Bay, Inc., a biotechnology consulting firm, since 1993. He is a co-founder and/or a member of the board of Ingenex, Inc., Avigen, Inc., and AVAX Technologies, Inc. From October 1991 through December 1997, Dr. Prendergast was a managing director of The Castle Group Ltd. Dr. Prendergast received his M.Sc. and Ph.D. from the University of New South Wales, Sydney, Australia and a C.S.S. in administration and management from Harvard University.

        ROBERT K. deVEER, JR. has been a director since December 1998. Since January 1997, Mr. deVeer has been the president of deVeer Capital LLC, a private investment company. From 1995 until his retirement in 1996, Mr. deVeer served as Managing Director, Head of Industrial Group at New York-based Lehman Brothers. From 1973 to 1995, he held increasingly responsible positions at New York-based CS First Boston, including Head of Project Finance, Head of Industrials and Head of Natural Resources. He was a managing director, member of the investment banking committee, and a trustee of the First Boston Foundation. He received a B.A. in economics from Yale University and an M.B.A. in finance from Stanford Graduate School of Business.

        KEVIN S. FLANNERY has been a director since March 2000. Since 1992, Mr. Flannery has served as president of Whelan Financial Corp., a consulting and investment firm, and from 1994 to 1997 Mr. Flannery also served as president of Whelan Securities Corp., an NASD member brokerage firm. From 1975 to 1992, Mr. Flannery was senior managing director at Bear, Stearns & Co., Inc. where he was the head of listed equity trading. From 1974 to 1975, Mr. Flannery was first vice president at White, Weld & Co., Inc. where he was the head of the arbitrage department and co-head of the equity trading department. Prior to this, Mr. Flannery was a senior trader at Goldman, Sachs & Co. Mr. Flannery is a graduate of Columbia University.

        ZOLA P. HOROVITZ, Ph.D. has been a director since February 2001. Before he retired from Bristol-Myers Squibb in 1994, Dr. Horovitz spent 34 years in various positions, including associate director of the Squibb Institute for Medical Research, vice president of development, vice president, scientific liaison, vice president of licensing, and vice president of business development and planning, for the pharmaceutical division of Bristol-Myers Squibb. He held advisory positions at the University of Pittsburgh, Rutgers College of Pharmacy and Princeton University. He is currently a director of seven other publicly held companies: Genaera Corporation, Biocryst Pharmaceuticals, Diacrin, Avigen, Synaptic Pharmaceutical, 3- Dimensional Pharmaceuticals and Nitromed; and three non-public companies: Phyton, Immunicon and Dov Pharmaceuticals. Dr. Horovitz earned his Ph.D. in Pharmacology from the University of Pittsburgh.

PROXY STATEMENT, PAGE 6

        ROBERT I. TABER, Ph.D. has been a director since May 2001. Dr. Taber began his career in the pharmaceutical industry in 1962, holding a succession of positions within Schering Corporation's biological research group before leaving in 1982 as director of biological research. He has also held a number of increasingly important positions with DuPont Pharmaceuticals and the DuPont Merck Pharmaceutical Company, including director of pharmaceutical research, director of pharmaceutical and biotechnology research, vice president of pharmaceutical research and vice president of extramural research and development. From 1994 to 1998, Dr. Taber held the position of senior vice president of research and development at Synaptic Pharmaceuticals Corporation before founding Message Pharmaceuticals, Inc. in 1998. Dr. Taber earned his Ph.D. in pharmacology from the Medical College of Virginia.

        PERRY B. MOLINOFF, M.D. has been executive vice president for research and development since September 2001. Dr. Molinoff's background includes more than 30 years of experience in both the industrial and educational sectors. From January 1995 until March 2001, he was vice president of neuroscience and genitourinary drug discovery for the Bristol-Meyers Squibb Pharmaceutical Research Institute, where he was responsible for directing and implementing the Institute's research efforts. Dr. Molinoff earned his medical degree from Harvard Medical School.

        All current directors were elected at the annual stockholders’ meeting on November 15, 2000, except Dr. Horovitz who was elected by the board to fill a vacant position in February 2001 and Dr. Taber who was elected by the board to fill a vacant position in May 2001.

THE BOARD AND ITS COMMITTEES

        Committees and meetings. The board has an audit committee and a compensation committee. The board does not have a nominating committee. The board met five times in the fiscal year ended June 30, 2001. The audit committee met once in the fiscal year and the compensation committee met twice in the fiscal year. Each director has attended at least 75% of the total number of meetings of the board and committees of the board on which he served.

        Audit Committee. The audit committee reviews the engagement of the independent public accountants and reviews the independence of the public accounting firm. The audit committee also reviews the audit and non-audit fees of the independent public accountants and the adequacy of our internal control procedures. The audit committee is composed of Mr. deVeer, Mr. Flannery and Dr. Taber. The members of the audit committee are “independent” as defined in Section 121(A) of the American Stock Exchange original listing requirements. The board has adopted a written charter for the audit committee, which is included as an appendix to this proxy statement. The report of the audit committee appears under Item 2 below.

        Compensation Committee. The compensation committee reviews and recommends to the board remuneration arrangements, compensation plans and option grants for our officers, key employees, directors and others, and administers our 1996 stock option plan. The compensation committee is composed of Mr. Flannery, Dr. Prendergast, Mr. deVeer and Dr. Horovitz. The report of the compensation committee appears below, after the section on executive compensation.

PROXY STATEMENT, PAGE 7

        Duration of office. All directors hold office until the next annual meeting of stockholders or until their successors have been elected and qualified.

COMPENSATION OF DIRECTORS

        Non-employee directors’ initial option grants. When a non-employee director is first elected to the board, he receives an option to purchase an amount of common stock determined by the board, up to 10,000 shares, at the market value on the date of grant. These options vest as to 25% of the option per year, starting one year after the date of grant. They expire 10 years from the date of grant. Dr. Horovitz received an option to purchase 10,000 shares at $4.25 per share upon his election to the board in February 2001, and Dr. Taber received an option to purchase 10,000 shares at $4.70 per share upon his election to the board in May 2001.

        Non-employee directors’ annual option grants. Each non-employee director receives annually, at the first meeting of the board following the annual stockholders’ meeting, an option to purchase 10,000 shares of common stock at the market price on the date of grant. These options vest as to 1/3 on the date of grant, and as to 1/3 on the two following anniversaries of the date of grant. They expire 10 years from the date of grant. Mr. deVeer and Mr. Flannery each received an option to purchase 10,000 shares at $3.50 per share following the 2000 annual stockholders’ meeting.

        Non-employee directors’ options in lieu of annual fees. Board members receive no cash compensation for service as directors, other than reimbursement of expenses. In lieu of cash fees, each non-employee director receives annually an option to purchase 15,000 shares of common stock at the lowest closing price between December 1st and December 15th preceding the start of each calendar year. These options vest in 12 monthly installments, and expire 10 years from the date of grant. Mr. deVeer, Mr. Flannery and Dr. Horovitz each received an option to purchase 15,000 shares at $3.6875 per share in January 2001. Dr. Taber received an option to purchase 10,000 shares at $3.6875 per share in May 2001, representing the prorated portion of the year remaining after his election to the board.

        Effective July 1, 2001, the non-employee director’s annual option grant and the non-employee director’s options in lieu of annual fees, described above, were combined. Each non-employee director will receive annually an option to purchase 25,000 shares of common stock at the lowest closing price between December 1st and December 15th preceding the start of each calendar year. These options will vest in 12 monthly installments, starting on the last day of January. They will expire 10 years from the date of grant.

        Employee directors. Employee directors are not separately compensated for services as directors, but are reimbursed for expenses incurred in performing their duties as directors, including attending all meetings of the board and any committees on which they serve.

PROXY STATEMENT, PAGE 8

ITEM 2:  RATIFICATION OF APPOINTMENT OF
ARTHUR ANDERSEN LLP AS INDEPENDENT
PUBLIC ACCOUNTANTS

        We recommend voting FOR the ratification of the appointment of Arthur Andersen LLP as our independent public accountants for the fiscal year ending June 30, 2002. Arthur Andersen has served as our independent public accountant since July 9, 1996. We have requested that a representative of Arthur Andersen attend the meeting. The representative will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions from stockholders.

        Audit Fees. Arthur Andersen has billed us $42,585 for professional services rendered for the audit of our annual financial statements for the fiscal year ended June 30, 2001 and the review of financial statements included in our quarterly reports on Form 10-Q for that fiscal year.

        Financial Information Systems Design and Implementation Fees. During the fiscal year ended June 30, 2001, Arthur Andersen did not perform or bill us for financial information systems design and implementation.

        All Other Fees. Arthur Andersen has billed us $21,250 for all other services performed in the fiscal year ended June 30, 2001, not specified above. These other services consisted of advising us on tax matters, assisting us in preparing tax returns, and reviewing information to be incorporated by reference into registration statements. The audit committee has considered whether the provision of services covered in this paragraph is compatible with maintaining Arthur Andersen’s independence.

REPORT OF THE AUDIT COMMITTEE

We have reviewed and discussed the audited financial statements for the fiscal year ended June 30, 2001 with the company’s management and have discussed with Arthur Andersen LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. In addition, we have received from Arthur Andersen the written disclosures and the letter required by the Independence Standards Board Standard No.1, Independence Discussions with Audit Committees, and we have discussed with Arthur Andersen their independence.

Based on these reviews and discussions, we recommended to the board of directors that the audited financial statements be included in the company’s annual report on Form 10-K for the fiscal year ended June 30, 2001.

The audit committee

Robert K. deVeer, Jr.
Kevin S. Flannery
Robert I. Taber, Ph.D.

PROXY STATEMENT, PAGE 9

EXECUTIVE OFFICERS

Name	Age	Position with Palatin

Carl Spana, Ph.D.	39	President, chief executive officer and director

Stephen T. Wills, CPA	44	Executive vice president and chief financial officer, secretary and treasurer

Perry B. Molinoff, M.D.	61	Executive vice president of research and development

Executive officers are appointed by the board and serve at the discretion of the board. Each officer holds his position until his successor is appointed and qualified. All of the current executive officers hold office under employment agreements. The employment agreements with Dr. Spana and Mr. Wills each have an initial period of two years ending on October 1, 2003, with automatic renewal for one-year periods after that, unless terminated at least 30 days before the anniversary date. The employment agreement with Dr. Molinoff has an initial period of two years ending on September 4, 2003, with automatic renewal for one-year periods after that, unless terminated at least 30 days before the anniversary date.

        Additional information about Dr. Spana and Dr. Molinoff is included under Item 1: Election of Directors.

        STEPHEN T. WILLS, CPA, MST, has been a vice president, secretary, treasurer and our chief financial officer since November 1997. From July 1997 to August 2000, Mr. Wills was a vice president and the chief financial officer of Derma Sciences, Inc., a publicly held company which provides wound and skin care products, and currently serves as a director of Derma. From 1991 to August 2000, he was the president and chief operating officer of Golomb, Wills & Company, P.C., a public accounting firm. Mr. Wills, a certified public accountant, received his B.S. in accounting from West Chester University, and an M.S. in taxation from Temple University.

EXECUTIVE COMPENSATION

        The following table summarizes the compensation paid to our chief executive officer and the other named executive officers for the last three fiscal years. With respect to the persons and periods covered in the following table, we made no restricted stock awards, have no outstanding stock appreciation rights (“SARs”) and have no long-term incentive plan (“LTIP”). Dr. Molinoff does not appear on this table because he became an executive officer after the end of the last fiscal year.

PROXY STATEMENT, PAGE 10

SUMMARY COMPENSATION TABLE

                                                      Long Term
                                                     Compensation
                                                     ------------
                               Annual Compensation      Awards
                               -------------------   ------------   ---------
                                                                    All other
Name and                                                Option       Compen-
Principal Position   Year      Salary       Bonus      Shares(1)     sation
------------------   ----      ------       -----      ---------    ---------

Carl Spana, Ph.D.,   2001     $268,358     $30,000      140,000         --
chief executive      2000     $191,490     $55,000      225,000         --
officer              1999     $183,266        --        100,000         --

Stephen T. Wills,    2001     $206,274     $30,000       65,000      $7,089(2)
chief financial      2000     $154,725     $45,000      200,000      $7,111(2)
officer              1999      $40,417        --        100,000     $48,198(3)

Charles Putnam,      2001     $216,795(4)  $40,000       40,000      $9,678(2)
former chief         2000     $221,763     $65,000      250,000      $8,401(2)
operating officer    1999     $207,626        --        100,000      $7,025(2)

_________________________________

(1)	The security underlying all options listed is common stock.

(2)	Premiums paid for health insurance policies.

(3)	Amounts paid to the accounting firm of Golomb, Wills & Co. for consulting services.

(4)	Includes $114,583 in severance pay.

OPTION GRANTS IN LAST FISCAL YEAR

        The following table shows options granted to our chief executive officer, chief financial officer and the former chief operating officer during the fiscal year ended June 30, 2001. All of the options listed were granted under our 1996 stock option plan, and the underlying security is common stock. All options are fully vested unless otherwise noted. The exercise price for each option is equal to the market price of common stock on the date of grant. We have not granted any SARs.

PROXY STATEMENT, PAGE 11

OPTION GRANTS IN LAST FISCAL YEAR

                          INDIVIDUAL GRANTS                       |
------------------------------------------------------------------|
                                                                  | Potential Realizable
                   Number of   % of Total                         |   Value at Assumed
                  Securities     Options                          |    Annual Rates of
                  Underlying   Granted to   Exercise              |      Stock Price
                    Options     Employees   or Base               |    Appreciation for
                    Granted     in Fiscal    Price    Expiration  |     Option Term**
        Name          (#)         Year       ($/Sh)      Date     |    5%($)     10%($)
----------------- ----------   ----------   --------  ----------  |  --------   --------
Carl Spana, Ph.D.   90,000*       12.8%      $5.125    08/01/10   |  $297,883   $735,111
Carl Spana, Ph.D.   50,000        7.1%       $5.125    08/01/10   |  $165,491   $408,395
Stephen T. Wills    40,000*       5.7%       $5.125    08/01/10   |  $132,392   $326,716
Stephen T. Wills    25,000        3.6%       $5.125    08/01/10   |   $82,745   $204,198
Charles Putnam      40,000        5.7%       $5.125    11/30/04   |  $132,392   $326,716

_________________________________

*	The option is exercisable cumulatively as to 1/3 of the shares on August 1 of 2000, 2001 and 2002.

**	“Potential realizable value” is shown in response to SEC rules which require the information, for illustration purposes only. The values shown are not representations or projections of future stock prices or the future value of our common stock.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

        No current executive officer exercised any options during the fiscal year ended June 30, 2001. We have not granted any SARs. Fiscal year-end values in the following table are based on the closing price for the common stock, as reported on AMEX on June 29, 2001, of $4.30 per share.

TABLE APPEARS ON FOLLOWING PAGE

PROXY STATEMENT, PAGE 12

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

                                                                               Value of
                                                Shares Underlying             Unexercised
                                                  Unexercised                In-the-Money
                      Shares                       Options at                  Options at
                     Acquired                  Fiscal Year End,            Fiscal Year End,
                        on       Value     -------------------------   -------------------------
        Name         Exercise   Realized   Exercisable Unexercisable   Exercisable Unexercisable
------------------------------------------------------------------------------------------------
Carl Spana, Ph.D.       0          $0        415,962      25,000        $529,222        $0
Stephen T. Wills        0          $0        339,583      16,667        $284,375        $0
Charles Putnam        32,500    $101,900     433,462           0        $421,972        $0

TEN-YEAR OPTION REPRICINGS

        We did not adjust or amend the exercise price of any stock options during the fiscal year ended June 30, 2001. We have not granted any SARs. The following table shows all option repricings for all executive officers at any time during the last 10 years, except for repricings which may have been effected before we became a publicly held company in 1993:

TEN-YEAR OPTION REPRICINGS

                               Number of      Market                                   Length of
                              Securities     Price of       Exercise                   Original
                              Underlying     Stock at       Price at                  Option Term
                                Options       Time of       Time of       New        Remaining at
                              Repriced or  Repricing or   Repricing or  Exercise        Date of
                                Amended      Amendment     Amendment     Price       Repricing or
Name                  Date        (#)           ($)           ($)         ($)          Amendment
-----------------   -------   -----------  ------------   ------------  --------   ----------------
Carl Spana, Ph.D.   3/24/98     74,196         $6.25         $4.96       $1.00     8 years 3 months
Charles Putnam      3/24/98     74,196         $6.25         $4.96       $1.00     8 years 3 months
Edward J. Quilty    3/24/98      7,803         $6.25         $4.96       $0.20     9 years 2 months
Edward J. Quilty    9/27/96     70,257        $10.50         $5.42       $0.20     8 years 3 months

EMPLOYMENT AGREEMENTS

        Carl Spana, Ph.D. and Stephen T. Wills. Dr. Spana and Mr. Wills have each entered into an employment agreement with us for a two-year period commencing October 1, 2001, with automatic renewal for one-year periods unless terminated at least 30 days before the anniversary date. Dr. Spana is serving as chief executive officer and president at a salary of $290,000 per year. Mr. Wills is serving as chief financial officer at salary of $225,000 per year. Each agreement also provides for:

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•	annual bonus compensation, in an amount to be decided by the compensation committee and approved by the board, based on achievement of yearly objectives;

•	participation in all benefit programs that we establish, to the extent the employee’s position, tenure, salary, age, health and other qualifications make him eligible to participate; and

•	grant of an option to purchase common stock — 100,000 shares to Dr. Spana and 70,000 shares to Mr. Wills — at $3.19 per share, vesting as to 25% of the shares on each October 1 starting in 2001, with an expiration date of October 1, 2011.

        Each agreement allows us or the employee to terminate the agreement upon written notice, and contains other provisions for termination by the company for “cause,” or by the employee for “good reason” or due to a “change in control” (as these terms are defined in the employment agreements). Early termination may, in some circumstances, result in severance pay at the salary then in effect, for a period of 24 months (Spana) or 18 months (Wills), plus continuation of medical and dental benefits then in effect for 18 months. Termination following a change in control will result in a lump sum payment of two times (Spana) or one and one-half times (Wills) the salary then in effect, continuation of medical and dental benefits then in effect for 18 months, and immediate vesting of all stock options. Each agreement contains non-competition, non-solicitation and confidentiality covenants.

        Charles L. Putnam. Mr. Putnam served as an executive vice president and chief operating officer of Palatin under an employment agreement which commenced on September 11, 1998 and terminated with Mr. Putnam's resignation on November 30, 2000. At the time of his resignation, his salary was $242,500 per year. We entered into a separation agreement with Mr. Putnam which superceded all of the terms of his employment agreement. Under the separation agreement, Mr. Putnam was to receive:

•	$250,000, payable in 24 equal semi-monthly installments;

•	continued payment of premiums for health insurance for up to 12 months; and

•	accelerated vesting of all outstanding stock options and extension of the term of all options to November 30, 2004.

Effective May 15, 2001, due to alleged breaches and other allegations, we have suspended payment of the remaining balance of $135,417 in severance pay and benefits. Mr. Putnam has initiated legal action against Palatin. We believe that Palatin has good and meritorious defenses to the action and we intend to vigorously defend the action.

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COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS.

        During the fiscal year ended June 30, 2001, Mr. Flannery, Dr. Prendergast, Mr. deVeer and Dr. Horovitz served on the compensation committee.

        Dr. Prendergast is the president and sole stockholder of Summercloud Bay, Inc., a corporation with which we have had a consulting agreement since October 1997, to provide strategic and technology consulting services. Under the agreement, we paid Summercloud Bay $54,000 per year for its services, and granted Summercloud Bay a stock option under the 1996 stock option plan to purchase 50,000 shares of common stock at $7.75 per share. That option is now fully vested and expires in December 2007. Effective June 2000, we amended the agreement with Summercloud Bay to provide that we will pay $116,000 per year for its services, and issue an option to purchase 100,000 shares of common stock at $5.125 per share.

        There are no compensation committee interlocks with other companies.

COMPENSATION COMMITTEE REPORT

        The compensation committee of the board makes recommendations to the board about compensation of executive officers. The committee also administers the 1996 stock option plan and may grant options to non-management employees and consultants, but it is the board’s policy to have the full board review and approve all option grants which the committee recommends for executive officers and directors. The committee also reviews and makes recommendations to the board concerning proposed employment agreements with executive officers. For executive officers, the committee evaluates performance and determines compensation policies and levels. The members of the compensation committee are not, and have never been, employees or executive officers of Palatin. Dr. Prendergast has served on the committee since 1996. Mr. deVeer and Mr. Flannery have served on the committee since August 2000. Dr. Horovitz has served on the committee since February 2001.

        Executive compensation policy. Competition for qualified senior management personnel in Palatin’s industry is intense. In order to attract and retain qualified personnel, Palatin must offer compensation which is both comparable to similarly situated companies in current salary and benefits, and includes the potential for substantial rewards if Palatin is successful over the long term. Palatin’s aim is to attract, retain and reward executive officers and other key employees who contribute to its long-term success and to motivate those individuals to enhance long-term stockholder value. It is Palatin’s policy to enter into employment agreements with executive officers, preferably with an initial term of two years. To establish this relationship between executive compensation and creation of stockholder value, the board has adopted a total compensation package comprised of base salary, bonus and stock option awards. Key elements of the compensation philosophy are:

•	Palatin pays compensation at levels competitive with other biotechnology companies with which Palatin competes for talent.

PROXY STATEMENT, PAGE 15

•	Palatin maintains annual incentive opportunities sufficient to provide motivation to achieve specific operating goals and to generate rewards that bring total compensation to competitive levels.

•	Palatin provides significant equity-based incentives for executives and other key employees to ensure that they are motivated over the long-term to respond to Palatin’s business challenges and opportunities as owners and not just as employees.

        Determining executive compensation. The committee usually meets twice per year to review how well management compensation is serving Palatin’s goals, to make recommendations to the board for any adjustments, and to recommend annual compensation for the coming year. Palatin’s chief financial officer and human resources manager gather and report on information about compensation levels in comparable companies. We review the performance of each executive officer and the financial condition of the company. We then consider the following major components of executive compensation:

Base salary. The employment agreement with each executive sets an initial base salary, which is competitive in our industry, given the executive’s experience and qualifications, at the time we enter into the agreement. The committee annually reviews each executive officer’s base salary. Among the factors taken into consideration are (1) individual and corporate performance, (2) levels of responsibility, (3) prior experience, (4) breadth of knowledge of the industry, and (5) competitive pay practices. If salaries at comparable companies appear to have increased, we recommend similar increases, but only if each executive’s historical performance warrants an increase and if the increase is prudent in view of Palatin’s financial condition.

Annual bonus. In addition to the competitive base salary, we intend to reward executives each year for the achievement of specific goals, which may be financial, operational or technological. We consider objectively measurable goals, such as obtaining new investment capital, negotiating valuable contracts, or meeting regulatory requirements, and more subjective goals, such as quality of management performance and consistency of effort. Palatin’s objectives consist of operating, strategic and financial goals that the board considers to be critical to Palatin’s overall goal: building stockholder value. Our recommendations for cash bonuses also take into account Palatin’s liquidity and capital resources at the time. Until Palatin’s operations generate substantial income, we may recommend bonuses which consist partly or mainly of stock options. Stock options granted as part of bonus compensation will usually be immediately exercisable, or will vest over a shorter time than other incentive options.

Long-term incentives. At present, Palatin’s only long-term incentive program is its 1996 stock option plan. Palatin does not have a defined benefit pension plan, and contributions to executives’ accounts under Palatin’s 401K plan are limited by federal tax regulations. Through option grants, executives receive significant equity incentives to build long-term stockholder value. The exercise price of options granted under the plan is at least 100% of fair market value of the common stock on the date of grant. Employees receive value from these grants only if the common stock appreciates over the long-term. We

PROXY STATEMENT, PAGE 16

determine the size of option grants based on competitive practices at leading companies in the biotechnology industry and Palatin’s philosophy of significantly linking executive compensation with stockholder interests.

        Fiscal year 2001 compensation. For the fiscal year ended June 30, 2001, base salary increases for all of the executive officers reflected increases in comparable salary figures for the industry, and overall progress toward Palatin’s corporate and product development goals. Cash bonuses and stock option grants for the executive officers similarly reflected achievement of corporate and development goals, as well as sufficient liquidity to allow payment of substantial cash bonuses. The lower levels of cash bonuses and option grants to executive officers in fiscal 2001 compared to fiscal 2000 were offset by significant salary increases, which resulted in increased total compensation packages in fiscal 2001.

        The base salary, bonus and grants of stock options for our CEO, Carl Spana, Ph.D., were determined in accordance with the criteria described above under “Determining executive compensation.” Dr. Spana’s compensation reflects the board’s subjective assessment of (1) his performance, (2) his skills in relation to other CEOs in Palatin’s industry, and (3) the board’s assessment of Palatin’s performance. Considering these factors, the committee set Dr. Spana’s base annual salary at $265,000 for the fiscal year ended June 30, 2001. On August 1, 2000, in lieu of a larger cash bonus, the board granted Dr. Spana stock options to purchase 40,000 shares of common stock at $5.125 per share, the market price on the date of grant. In recognition of his efforts to secure financing for Palatin, the board also granted Dr. Spana options to purchase 100,000 shares at $5.125 per share, 50,000 of which vested in September 2000 upon completion of an equity financing.

        Certain Tax Considerations. Section 162(m) of the Internal Revenue Code limits the company to a deduction for federal income tax purposes of not more than $1 million of compensation paid to certain executive officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code.

        The committee believes that at the present time it is unlikely that the compensation paid to any executive officer in a taxable year will exceed $1 million. Therefore, the board has not established a policy for determining which forms of incentive compensation awarded to executive officers will be designed to qualify as “performance based compensation.”

SUBMITTED BY THE COMPENSATION COMMITTEE:

Kevin S. Flannery
John K.A. Prendergast, Ph.D.
Robert K. deVeer, Jr.
Zola P. Horovitz, Ph.D.

PROXY STATEMENT, PAGE 17

STOCK PERFORMANCE GRAPH

        The following graph compares the yearly change in the cumulative total shareholder return on our common stock with the cumulative total return on the Nasdaq Composite Index and the Nasdaq Biotechnology Index for our last five fiscal years. The graph assumes the investment of $100 in each stock or index on June 30, 1996, and the reinvestment of any dividends (we have never paid a dividend).

	6/96	6/97	6/98	6/99	6/00	6/01
	________	________	________	________	________	________
Palatin Common	$100.00	$57.81	$44.44	$41.06	$63.00	$38.70
Nasdaq Composite	$100.00	$121.70	$159.89	$226.68	$334.69	$182.32
Nasdaq Biotechnology	$100.00	$104.92	$107.63	$172.11	$317.58	$311.44

Stock Performance Graph
$350.00
$300.00
$250.00
$200.00
$150.00
$100.00
$50.00
$0.00
6/96
6/97
6/98
6/99
6/00
6/01
Palatin common
Nasdaq composite
Nasdaq biotech

The above graph is for historical comparison purposes only and is not a forecast or projection of future stock prices or shareholder returns.

STOCK OWNERSHIP INFORMATION

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        The rules of the SEC (the Securities and Exchange Commission) require us to disclose late filings of reports of stock ownership and changes in stock ownership by our directors and executive officers. To the best of our knowledge, all of the filings for our directors and executive officers were made on a timely basis in fiscal 2001.

PROXY STATEMENT, PAGE 18

BENEFICIAL OWNERSHIP OF MANAGEMENT AND OTHERS

        The tables below show the beneficial stock ownership and voting power, as of October 24, 2001, of:

•	each director, each of the named executive officers, our former chief operating officer and all current directors and executive officers as a group; and
•	all persons who, to our knowledge, beneficially own more than five percent of the common stock or Series A preferred stock.

"Beneficial ownership" here means direct or indirect voting or investment power over outstanding stock and stock which a person has the right to acquire now or within 60 days after October 24, 2001.

        Some beneficial owners are listed twice in the second table — once to show their common stock holdings, and once to show their Series A preferred stock holdings. Please note that the common stock amounts shown in the table include the common stock issuable on conversion of Series A preferred stock, so the ownership percentages shown for any person who holds both types of stock should not be added together. Also, share amounts may reflect indirect ownership of shares which another person in the table owns directly. Therefore, the ownership percentages of related persons should not be added together. Please see the footnotes for more detailed explanations of the holdings. Except as otherwise noted, to our knowledge, the persons named in the tables beneficially own and have sole voting and investment power over all shares listed.

        The common stock has one vote per share and the Series A preferred stock has approximately 21.41 votes per share. Voting power is calculated on the basis of the aggregate of common stock and Series A preferred stock outstanding as of October 24, 2001, the record date for the annual meeting. On October 24, 2001, 11,199,611 shares of common stock and 29,317 shares of Series A preferred stock were outstanding.

        The address for all members of our management is c/o Palatin Technologies, Inc., 103 Carnegie Center, Suite 200, Princeton, NJ 08540. Addresses of other beneficial owners are noted in the tables.

TABLE APPEARS ON FOLLOWING PAGE

PROXY STATEMENT, PAGE 19

MANAGEMENT:

                                                                          PERCENT OF
                                                               PERCENT OF   VOTING
CLASS     NAME OF BENEFICIAL OWNER                  SHARES       CLASS      POWER
-------------------------------------------------------------------------------------
Common    Carl Spana, Ph.D.                        590,635 (1)    5.0%        *
Common    Stephen T. Wills                         428,416 (2)    3.7%        *
Common    Perry B. Molinoff, M.D.                   48,750 (3)     *          *
Common    John K.A. Prendergast, Ph.D.             257,923 (4)    2.3%        *
Common    Robert K. deVeer, Jr.                    110,689 (5)     *          *
Common    Kevin S. Flannery                         48,360 (6)     *          *
Common    Zola P. Horovitz, Ph.D.                   13,750 (7)     *          *
Common    Robert I. Taber, Ph.D.                     8,750 (8)     *          *
Common    Charles L. Putnam (former COO)(9)        473,462 (10)   4.1%        *
          All current directors and executive
          officers as a group (eight persons)    1,507,273 (11)  11.9%        *

_________________________________

*Less than one percent.

(1)	Includes 575,962 shares which Dr. Spana has the right to acquire under options.

(2)	Includes 425,416 shares which Mr. Wills has the right to acquire under options.

(3)	Shares which Dr. Molinoff has the right to acquire under options.

(4)	Includes 246,250 shares which Dr. Prendergast has the right to acquire under options.

(5)	Shares which Mr. deVeer has the right to acquire under options.

(6)	Includes 43,360 shares which Mr. Flannery has the right to acquire under options.

(7)	Shares which Dr. Horovitz has the right to acquire under options.

(8)	Shares which Dr. Taber has the right to acquire under options.

(9)	Address is 11 Woodview Drive, Belle Mead, New Jersey, 08502.

(10)	Includes 445,295 shares which Mr. Putnam has the right to acquire under options.

(11)	Includes 1,442,927 shares which directors and officers have the right to acquire under options.

PROXY STATEMENT, PAGE 20

5% OR GREATER BENEFICIAL OWNERS:

                                                                             PERCENT OF
                                                                  PERCENT OF  VOTING
CLASS       NAME OF BENEFICIAL OWNER                   SHARES       CLASS     POWER
---------------------------------------------------------------------------------------
Common      Pictet & Cie. (1)                       1,625,000 (2)   14.2%     11.5%
Common      HCI Healthcare Investments Limited (3)    606,316 (4)    5.4%      4.3%
Common      Lindsay A. Rosenwald, M.D. (5)          1,117,119 (6)    9.5%      6.8%
Series A    Lindsay A. Rosenwald, M.D. (5)             15,079 (7)   51.4%      2.7%
Preferred
Series A    Paramount Capital Asset Management,        11,000 (8)   37.5%      2.0%
Preferred    Inc. (5)
Series A    Aries Select, Ltd. (5)                      7,150 (9)   24.4%      1.3%
Preferred
Series A    Aries Select I, LLC (5)                     3,850 (10)  13.1%       *
Preferred
Series A    J.F. Shea Co., Inc. (11)                    5,000       17.1%      1.5% (12)
Preferred
Series A    Moonlight International Ltd. (13)           1,500        5.1%       *
Preferred

_________________________________

*Less than one percent.

(1)	Address is 29 Blvd. Georges-Favon, 1204 Geneva, Switzerland.

(2)	Includes 280,000 shares which Pictet & Cie. has the right to acquire under warrants.

(3)	Address is 5th Floor, Zephyr House, Mary Street, P.O. Box 920 GT, George Town, Grand Cayman, British West Indies.

(4)	Includes 101,053 shares which HCI has the right to acquire under warrants.

(5)	Address is c/o Paramount Capital, Inc., 787 Seventh Avenue, New York, NY 10019.

(6)	Includes 309,595 shares which Dr. Rosenwald, or persons with whom he shares voting and investment power, have the right to acquire under warrants. Dr. Rosenwald shares voting and investment power as to 888,526 of the shares shown in the table, with the following persons:
•	RAQ, LLC as to 358,245 shares;
•	Paramount Capital Asset Management, Inc. as to 530,281 shares;
•	Aries Select, Ltd. as to 364,732 shares; and
•	Aries Select I, LLC as to 165,549 shares.

PROXY STATEMENT, PAGE 21

These share amounts include common stock issuable on the conversion of Series A preferred stock. Dr. Rosenwald is the president of RAQ, LLC, and is the chairman and sole stockholder of Paramount Capital Asset Management, Inc., which is the investment manager for Aries Select, Ltd. and the managing member of Aries Select I, LLC. Dr. Rosenwald and Paramount Capital Asset Management disclaim beneficial ownership of the securities held by the two Aries funds, except to the extent of their pecuniary interest, if any. The table does not include any shares owned or issuable upon exercise of warrants held by employees of Paramount Capital, Inc., of which Dr. Rosenwald is the president, or Paramount Capital Investments, of which Dr. Rosenwald is the chairman and president.

(7)	Includes 5,079 shares which Dr. Rosenwald, or persons with whom he shares voting and investment power, have the right to acquire under warrants. Dr. Rosenwald shares voting and investment power as to 10,000 outstanding shares, and 1,000 shares issuable under warrants, with the following persons:
•	Paramount Capital Asset Management as to 11,000 shares;
•	Aries Select, Ltd. as to 7,150 shares; and
•	Aries Select I, LLC as to 3,850 shares.
(8)	Includes 1,000 shares which Paramount Capital Asset Management, or persons with whom it shares voting and investment power, have the right to acquire under warrants. Paramount Capital Asset Management shares voting and investment power as to all of the shares shown in the table, with the following persons:
•	Dr. Rosenwald as to 11,000 shares;
•	Aries Select, Ltd. as to 7,150 shares; and
•	Aries Select I, LLC as to 3,850 shares.
All of the shares owned or purchasable by Paramount Capital Asset Management are also included in the beneficial ownership of Dr. Rosenwald, as explained in note (6) above.

(9)	Includes 650 shares which Aries Select, Ltd., or persons with whom it shares voting and investment power, have the right to acquire under warrants. Aries Select, Ltd. shares voting and investment power as to all of the shares shown in the table, with Dr. Rosenwald and Paramount Capital Asset Management. All of the shares owned or purchasable by Aries Select, Ltd. are also included in the beneficial ownership of Dr. Rosenwald, as explained in note (6) above.

PROXY STATEMENT, PAGE 22

(10)	Includes 350 shares which Aries Select I, LLC, or persons with whom it shares voting and investment power, have the right to acquire under warrants. Aries Select I, LLC shares voting and investment power as to all of the shares shown in the table, with Dr. Rosenwald and Paramount Capital Asset Management. All of the shares owned or purchasable by Aries Select I, LLC are also included in the beneficial ownership of Dr. Rosenwald, as explained in note (6) above.

(11)	Address is 655 Brea Canyon Road, Walnut, CA 91789.

(12)	Includes 75,000 shares of common stock which J.F. Shea Co., Inc. has the right to acquire under warrants.

(13)	Address is c/o Karl Rüggeberg, Paramount Capital, Inc., 787 Seventh Avenue, New York, NY 10019.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        John K. A. Prendergast, Ph.D. We have described our transactions with Dr. Prendergast above, under the heading "Compensation Committee Interlocks and Insider Participation in Compensation Decisions."

OTHER ITEMS OF BUSINESS

        We are not aware of any matters, other than the items of business discussed in this proxy statement, that may come before the meeting. If other items of business properly come before the meeting, the proxy holders will vote shares in accordance with their judgment.

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

        Stockholders may submit proposals on matters appropriate for stockholder action at annual meetings in accordance with regulations adopted by the Securities and Exchange Commission. To be considered for inclusion in the proxy statement and form of proxy relating to the next annual meeting of stockholders, such proposals must be received at our executive offices, 103 Carnegie Center, Suite 200, Princeton, New Jersey 08540, not later than June 26, 2002. Proposals should be directed to the attention of the Secretary.

PROXY STATEMENT, PAGE 23

ANNUAL REPORT ON FORM 10-K

        Our annual report on Form 10-K for the fiscal year ended June 30, 2001, including the financial statements and schedules but excluding exhibits, is being sent with this proxy statement without charge to each person whose proxy is being solicited.

INCORPORATION BY REFERENCE

        Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this proxy statement in whole or in part, the audit committee report, the compensation committee report and the stock performance graph which follows the compensation committee report will not be deemed to be incorporated by reference into any such filing.

        Your cooperation in giving this matter your immediate attention and returning your proxy card is greatly appreciated.

By order of the board of directors,

Stephen T. Wills, Secretary
October 24, 2001

PROXY STATEMENT, PAGE 24

APPENDIX

Palatin Technologies, Inc.

AUDIT COMMITTEE CHARTER

Organization

        There shall be a committee of the Board of Directors of the Corporation to be known as the Audit Committee. The Audit Committee shall be composed of three (3) directors who are independent of the management of the corporation and are free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment as an Audit Committee member.

Mandate

        The Audit Committee shall assist the Board of Directors in fulfilling the Corporation’s responsibility to its shareholders, potential shareholders and the investment community relative to the Corporation’s financial and accounting practices and the integrity of its financial reports. The Audit Committee shall at all times maintain open communications between the Corporation’s independent auditors, members of the Board of Directors and executive and financial officers of the Corporation.

Powers and Responsibilities

        The Audit Committee shall:

1.  Recommend to the Board of Directors independent auditors to audit the financial statements of the Corporation;

2.  Meet periodically with the independent auditors and members of financial management of the Corporation to review the scope of the current year’s proposed audit, auditing procedures, financial statements and notes thereto and comments or recommendations of the Corporation’s independent auditors;

3.  Meet periodically with the independent auditors and financial management of the Corporation to review the Corporation’s financial and accounting resources, the adequacy and effectiveness of the Corporation’s accounting and financial controls and the independent auditors’ or management’s recommendations for the improvement of the Corporation’s financial procedures or controls;

4.  Freely provide opportunities for the independent auditors to meet with members of the Audit Committee or members of the Board of Directors of the Corporation, without the presence of members of management, and to encourage the discussion at such meetings of the independent auditors’ evaluation of the Corporation’s financial and accounting personnel, the cooperation tendered by such personnel during the course of the Corporation’s annual audit and any acts of management considered by the independent auditors to be improper or illegal; and

PROXY STATEMENT, PAGE 25

5.  Investigate any matter within the scope of its authority and retain outside counsel or consultants for this purpose.

Procedure

        Meetings of the Audit Committee shall be called upon the request of any member thereof. Notice of such meeting shall be given to each member of the Audit Committee at least three (3) days before the meeting, either orally or in writing. Presence at a meeting of the Audit Committee shall constitute waiver of notice thereof.

        A majority of the members of the Audit Committee shall constitute a quorum for the purpose of taking any action upon any matter that may come before the Committee.

END OF APPENDIX

PROXY STATEMENT, PAGE 26

[TEXT OF PROXY CARD:]

[proxy card front]

PALATIN TECHNOLOGIES, INC.

103 CARNEGIE CENTER, SUITE 200, PRINCETON, NEW JERSEY 08540

ANNUAL MEETING OF STOCKHOLDERS -- NOVEMBER 27, 2001
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned appoints Carl Spana, Ph.D. and Stephen T. Wills (each with full power to act without the other) as proxy holders with full power of substitution, to vote all shares of common stock and Series A Convertible Preferred Stock of Palatin Technologies, Inc., a Delaware corporation, held of record by the undersigned as of October 24, 2001 at Palatin’s annual meeting of stockholders to be held Tuesday, November 27, 2001 and at any postponement or adjournment of the meeting.

(To Be Signed on Reverse Side.)

[proxy card reverse]

[X] Please mark your votes as in this example
	FOR all nominees listed at right (except as indicated otherwise below)	WITHHOLD AUTHORITY to vote for all the nominees listed at right
1. ELECTION OF DIRECTORS.	[ ]	[ ]	Nominees: Carl Spana, Ph.D. John K.A. Prendergast, Ph.D. Robert K. deVeer, Jr. Kevin S. Flannery Zola P. Horovitz, Ph.D. Robert I. Taber, Ph.D. Perry B. Molinoff, M.D.

(INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee's name on the line provided below.)

____________________________________________________

2.	To ratify the appointment of Arthur Andersen LLP as Palatin’s independent public accountants for the fiscal year ending June 30, 2002.

[ ] FOR         [ ] AGAINST         [ ] ABSTAIN

3.	In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the meeting or any postponement or adjournment of the meeting.

[ ] FOR         [ ] AGAINST         [ ] ABSTAIN

The proxy holders will vote the shares of the undersigned stockholder as instructed above. If no choice is specified by the stockholder, the proxy holders will vote the shares FOR proposals no. 1 and 2 and on any other matter coming before the meeting in the discretion of the proxy holders.

The undersigned revokes any proxy previously given to vote or act with respect to such shares and ratifies and confirms all actions which the proxy holders or their substitutes may lawfully do in accordance with the instructions on this proxy card.

Please complete, sign, date and return this proxy card in the enclosed envelope. No postage is required if mailed in the United States.

SIGNATURE(S) _________________________________ DATE __________, 2001

NOTE: Please date this proxy card and sign your name exactly as it appears on the label. When there is more than one owner, each should sign. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If executed by a corporation, this proxy card should be signed by a duly authorized officer. If a partnership, please sign in partnership name by an authorized person. Please note any changes in your address alongside the address as it appears on the proxy card.